News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net

Quest Resource and Quest Energy Partners Agree to Acquire Properties in

Appalachian Basin for $140 million

OKLAHOMA CITY – June 10, 2008 – Quest Resource Corporation (NASDAQ: QRCP) (“Quest”) today announced that it had agreed to purchase privately held PetroEdge Resources (WV), LLC (“PetroEdge”) for approximately $140 million, subject to customary closing adjustments, in a transaction expected to close by mid-July. PetroEdge owns approximately 78,000 net acres of natural gas and oil producing properties in West Virginia, Pennsylvania, and New York with estimated proved reserves of 99.6 billion cubic feet of natural gas equivalent (Bcfe) and current net production of approximately 3.3 million cubic feet of natural gas equivalent production per day (Mmcfed).

Approximately 67,000 of PetroEdge’s acres are located within the recognized fairway of the Marcellus Shale play including approximately 41,000 net acres in Ritchie, Wetzel, and Lewis Counties of West Virginia, approximately 22,000 net acres in Lycoming County, Pennsylvania, and approximately 3,000 net acres in Steuben County, New York. Together with its existing acreage and development rights, after this acquisition Quest will own the right to develop approximately 119,000 net acres within the recognized fairway of this emerging shale play.

Since the beginning of 2005, PetroEdge has drilled and completed 112 wells on its properties, all of which have been productive. In connection with the acquisition, PetroEdge will enter into a twelve-month transition services agreement with Quest, during which time PetroEdge will advise Quest on operations and development of the properties.

Quest Energy Partners, L.P. (NASDAQ: QELP) (“Quest Energy”) has agreed to purchase from Quest all of PetroEdge’s proved developed reserves and current production simultaneously with the closing of the acquisition. The purchase price for the assets to be transferred to Quest Energy will be determined following appropriate due diligence and is subject to approval by Quest Energy’s Conflicts Committee. The acquisition of low-risk, producing properties with predictable production profiles is consistent with Quest Energy’s strategy of providing sustainable distribution growth to its unitholders. Quest owns 100% of the general partner and a 57% limited partner interest in Quest Energy.

Quest plans to fund the acquisition from PetroEdge with the net proceeds from a planned equity offering and the net proceeds from the sale of the proved developed reserves and production to Quest Energy. Quest Energy intends to fund its acquisition of the proved developed reserves and production from Quest with a combination of debt and the proceeds from the sale of equity. Quest plans to fund the development of the acquired properties with cash received from its two master limited partnerships and the cash generated from operations, while Quest Energy plans to fund the development of the acquired proved developed non-producing reserves from operating cash flow and/or its credit facility.

PetroEdge Highlights:

- Estimated proved reserves of 99.6 Bcfe and PV-10 value of $258 million as of May 1, 2008 based off of May 1, 2008 pricing of $10.14 per MMBtu for natural gas and $105.89 per barrel (bbl) for oil

- Estimated proved, probable and possible (3P) reserves of 650 to 675 Bcfe

- 100% operated with an average net revenue interest of 81%

- Current net production of approximately 3.3 Mmcfed, including 46 bbls per day of crude oil

- Approximately 95% of total reserves are natural gas

- Natural gas BTU content ranging from 1,160 to 1,406.

- Average basis premium in Appalachia of approximately $0.30 per Mcfe over the past three years

Proved Developed Reserve and Production Highlights (Quest Energy Partners)

- Estimated proved developed reserves of 32.9 Bcfe, 96% natural gas

- 48% proved developed producing

- Proved developed non-producing reserves mostly associated with approximately 111 behind pipe completion opportunities in the Marcellus Shale and Devonian Silt mostly in Ritchie County, West Virginia

- Estimated first year production of approximately 4.5 Mmcfed

- First year capital expenditures of approximately $8 million

- Proved reserves to estimated first year production ratio of approximately 20 years

- Physical sales contracts covering approximately 65% of estimated first year and 27% of estimated second year production at prices between $10/Mcf and $11/Mcf

Proved Undeveloped/Probable/Possible Reserves Highlights (Quest Resource Corp.)

- Estimated proved undeveloped reserves of 66.7 Bcfe

- Estimated unrisked probable reserves of approximately 50 Bcfe and possible reserves of approximately 500 Bcfe to 525 Bcfe

- 700 potential drilling locations assuming development with vertical wells on 80 acre spacing

- First two horizontal Marcellus wells currently being drilled in Wetzel County, West Virginia with completion expected by late third quarter or early fourth quarter 2008

- Permitting initial drilling locations in Lycoming County, Pennsylvania with drilling expected to commence before year end 2008

Pennsylvania Farm-Out Agreement

Quest also announced that it has consummated the previously announced farm-out agreement with a private company that gives it the right to develop approximately 30,000 net acres in Potter County, Pennsylvania for a one-year period. All of the acreage is within the recognized fairway of the Marcellus Shale play.

Quest funded the $4 million initial cost of the agreement with existing cash balances and is formulating plans to commence drilling in the second half of the year. At the end of the farm-out period, Quest has the option to acquire all of the deep rights on the acreage for an additional payment of $6.5 million. If Quest does not exercise the purchase option, it is entitled to keep any acreage that was developed during the farm-out period.

Management Comment

Jerry Cash, Chairman, President, and Chief Executive Officer of Quest Resource Corp. said, "We are pleased to announce this acquisition with attractive terms that we expect to create value for the shareholders of each of the Quest entities. Quest Resource plans to drive rapid reserve and production growth through the development of a large acreage position in the emerging Marcellus Shale play.

Quest Energy is acquiring long-lived natural gas producing properties that are expected to be immediately accretive to distributable cash flow per unit, will add geographic and geologic diversity, and will offer numerous low-risk development opportunities. Subject to final approval from Quest Energy’s Board of Directors, we anticipate that the acquisition will allow Quest Energy to increase its distribution rate beginning with the third quarter 2008 distribution that will be paid to unitholders in the fourth quarter.

Privately held Quest Midstream Partners L.P. (Quest Midstream), has the right of first offer on gathering and processing Quest and Quest Energy’s production, and this acquisition provides the opportunity to build a significant presence in Appalachia. Quest owns 85% of the general partner and a 36% limited partner interest in Quest Midstream.

We believe the future for Quest is bright as we build a new core area of operations in the Appalachian Basin. We look forward to developing our sizeable acreage position in the basin and further illustrating the benefits of our unique structure.”

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

A shelf registration statement relating to the securities Quest intends to sell has previously been declared effective by the Securities and Exchange Commission ("SEC"). A prospectus supplement related to the offering will be filed with SEC. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful. Copies of the base prospectus and the prospectus supplement for this offering may be obtained, when available, at the SEC's website at http://www.sec.gov or from Jack Collins at Quest Resource Corp. by calling 405-702-7460 or by emailing jcollins@qrcp.net.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Quest Energy. The securities of Quest Energy have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements and Disclaimer

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including satisfaction of the conditions to closing contained in the PetroEdge purchase agreement, the ability of Quest and Quest Energy to finance the purchase of the PetroEdge assets, the condition of the capital markets in the U.S., the negotiation of a definitive purchase agreement between Quest and Quest Energy relating to the proved developed reserves and production to be acquired from PetroEdge, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

The United States Securities and Exchange Commissioner permits oil and gas companies, in their filings with the SEC, to disclose only Proved Reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operation conditions. Quest Resource Corporation may use certain terms in this news release and other communications relating to Reserves and production that the SEC's guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company's disclosures in Quest Resource Corporation's public filings available from Company headquarters at 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma, 73120. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov.